Exhibit 99.1

WILLBROS GROUP, INC.

	CONTACT:	Michael W. Collier
Vice President, Investor Relations
NEWS RELEASE		Willbros USA, Inc.
(713) 403-8016

Connie Dever
Director, Strategic Planning
FOR IMMEDIATE RELEASE		Willbros USA, Inc.
(713) 403-8035
WILLBROS REPORTS RESULTS FOR FIRST QUARTER OF 2007
HOUSTON, TX — May 9, 2007 — Willbros Group, Inc. (NYSE: WG) today reported its results for the first quarter of 2007. The Company reported revenue of $206.7 million from continuing operations compared to $191.1 million in the fourth quarter last year. The net loss from continuing operations for the first quarter 2007 was $3.3 million, or $0.13 per share, an improvement over the loss of $3.4 million, or $0.14 per share in fourth quarter 2006. The loss in the first quarter was due primarily to $5.2 million in contract losses on $77.9 million of revenue on two fixed priced US construction contracts – both projects are near completion at this time. Net loss from discontinued operations for the first quarter was $8.5 million, or $0.33 per share, compared to $37.2 million, or $1.47 per share, in fourth quarter 2006. Total net loss for the first quarter was $11.8 million, or $0.46 per share, compared to a net loss of $40.6 million, or $1.61 per share last quarter.
Randy Harl, President and Chief Executive Officer, commented, “Despite the first quarter loss, the outlook for the business remains robust as the performance in nearly all areas, including construction in Canada and Oman and our entire EPC and Engineering segments, met or exceeded expectations.
“Contract costs on two large US construction projects were severely impacted by over 50 inches of rainfall on one project and over 70 inches on the other during the execution of these projects (more than triple the anticipated levels). This weather issue, which we discussed on our last call on March 8, continued to deteriorate during the first quarter and the impact to the profitability of these projects was significantly greater than originally forecasted.
“With respect to our annual guidance, we continue to expect annual revenue in the range of $700 to $800 million with an expected run rate of $1 billion by the end of the year. We expect to achieve the lower end of our 6 to 8 percent guidance on G&A as a percentage of revenues. In light of the size of and the losses incurred on the two US construction projects, we are revising our annual contract margin guidance from a range of 12 to 14 percent to a range of 11 to 13 percent. We expect second quarter contract margins to be significantly improved over the first quarter but lower than our annual guidance due to the cost of idle equipment and personnel. We have retained these resources in anticipation of the start-up of new major projects currently under contract which will begin in the third quarter. As a result, we expect our contract margins to improve throughout the remainder of the year.”
First Quarter 2007 Continuing Operations
The Company reported revenue from continuing operations of $206.7 million for the first quarter 2007 compared to $191.1 million in the fourth quarter 2006. The first quarter 2007 revenue is up 92 percent over the first quarter 2006. Contract margin for the first quarter 2007 was 6.2 percent compared to 11.6 percent in the fourth quarter 2006 due to the $5.2 million in losses. G&A expenses were $11.4 million, 5.5 percent of revenue, for the first three months of 2007 compared to $20.2 million, 10.6 percent of revenue, in the fourth quarter 2006.
First Quarter 2007 Discontinued Operations
Discontinued operations reported an $8.5 million loss, or $0.33 per share, for the first quarter 2007 compared to a $37.2 million loss for the fourth quarter 2006, or $1.47 per share. Losses from discontinued operations were entirely attributable to our Nigeria operations which were sold to Ascot Offshore Nigeria Limited on February 7, 2007 for $155 million of which $152.5 million was in cash. With this sale, the Company does not anticipate any further ongoing operating losses from this sold operation. The final net proceeds to Willbros are subject to post-closing working capital and other adjustments as provided by the agreement with Ascot. While the amount of these adjustments will not be determined for several months, we have recognized an estimated gain of $2.3 million on the sale.
Backlog(1)
At March 31, 2007, Willbros reported backlog from continuing operations of approximately $648 million compared to $602 million at December 31, 2006. The increase in backlog from continuing operations was due primarily to a large US pipeline construction project awarded in February. With the addition of more cost reimbursable type contracts, and, because today’s market enables the Company to negotiate better terms and conditions on all its contracts, the risk adjusted return on the Company’s backlog continues to improve.
CONFERENCE CALL
In conjunction with the release, Willbros has scheduled a conference call, which will be broadcast live over the Internet on Thursday, May 10, 2007 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. First Quarter of 2007 Conference Call

When:	Thursday, May 10, 2007 – 9:00 a.m. Eastern Time

Where:	Live via phone by dialing 888-562-3356 and using the passcode 8756038 or asking for the Willbros call at least 10 minutes prior to the start time. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the home page.
A telephonic replay of the conference call will be available through May 24, 2007 and may be accessed by calling 877-519-4471 and using the passcode 8756038. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.
Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing engineering and construction services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; fines and penalties by government agencies; the outcome of the current Securities and Exchange Commission, Office of Foreign Assets Control and Department of Justice investigations; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
TABLE TO FOLLOW

WILLBROS GROUP, INC.
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31
	2007	2006
Statement of Income Data
Contract revenue
Construction	$170,705	$79,147
Engineering	19,655	15,481
EPC	16,349	12,958

	206,709	107,586

Contract cost
Construction	165,004	76,708
Engineering	15,589	13,571
EPC	13,239	11,181

	193,832	101,460

Contract income
Construction	5,701	2,439
Engineering	4,066	1,910
EPC	3,110	1,777

	12,877	6,126
Depreciation and amortization	3,456	3,005
General and administrative	11,425	10,407

Operating income (loss)	(2,004)	(7,286)

Other income (expense):
Interest — net	(890)	(1,636)
Other — net	(190)	126

	(1,080)	(1,510)

Income (loss) before income taxes	(3,084)	(8,796)
Provision (benefit) for income taxes	255	(255)

Loss from continuing operations	(3,339)	(8,541)

Income (loss) from discontinued operations	(8,508)	3,948

Net income (loss)	$(11,847)	$(4,593)

Basic income (loss) per share
Continuing operations	$(.13)	$(.40)
Discontinued operations	(.33)	.18

	$(.46)	$(.22)

Diluted income (loss) per share
Continuing operations	$(.13)	$(.40)
Discontinued operations	(.33)	.18

	$(.46)	$(.22)

Cash Flow Data
Continuing operations:
Cash provided by (used in):
Operating activities	$(7,340)	$(1,734)
Investing activities	128,788	17,663
Financing activities	(4,185)	14,581
Foreign exchange effects	183	40
Discontinued operations	(9,650)	(29,434)

Other Data (Continuing Operations)
Weighted average shares outstanding:
Basic	25,504	21,346
Diluted	25,504	21,346
EBITDA (2)	$1,262	$(4,155)
Capital expenditures	(2,502)	(3,563)

Reconciliation of Non-GAAP Financial Measure
Net loss, continuing operations	$(3,339)	$(8,541)
Interest — net	890	1,636
Income taxes	255	(255)
Depreciation and amortization	3,456	3,005

EBITDA (2)	$1,262	$(4,155)

	Three Months Ended
	March 31
	2007	2006
Balance Sheet Data	3/31/2007	12/31/2006

Cash and cash equivalents	$145,439	$37,643
Working capital	161,046	170,825
Total assets	410,714	588,254
Total debt	175,581	167,139
Stockholders’ equity	84,569	97,931

Backlog Data (1)
By Reporting Segment:
Construction	$397,080	$320,461
Engineering	92,615	109,122
EPC	158,594	172,689

	$648,289	$602,272

By Geographic Area:
North America	$611,630	$565,408
Middle East	36,659	36,864

	$648,289	$602,272

(1)	Backlog is anticipated contract revenue from projects for which award is either in hand or assured.

(2)	EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.
###